Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS RECORD 2010 THIRD QUARTER
OPERATING EBITDA OF €65.5 MILLION ($84.7 MILLION)
AND NET INCOME OF €46.1 MILLION ($59.6 MILLION)
NEW YORK, NY, November 1, 2010 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported record results for the third quarter ended September 30, 2010. Operating EBITDA in the quarter significantly increased to a record €65.5 million ($84.7 million) from €13.0 million ($18.6 million) in the third quarter of 2009 and from €62.1 million ($79.1 million) in the second quarter of 2010. Operating EBITDA is defined on page 4 of this press release and reconciled to net income (loss) attributable to common shareholders on page 8 of the financial tables in this press release.
We reported pulp revenues of €224.7 million in the third quarter of 2010, an increase of approximately 54% from the same period of 2009. Additionally, we reported net income attributable to common shareholders of €46.1 million, or €1.17 per basic share for the third quarter of 2010 which included aggregate non-cash, unrealized gains of €10.4 million, or €0.26 per basic share, on the Stendal interest rate derivatives and foreign exchange gains on our debt. In the third quarter of 2009, we reported a net loss attributable to common shareholders of €14.1 million, or €0.39 per basic share, which included a net non-cash, unrealized gain of €0.5 million, or €0.01 per basic share, on the Stendal interest rate derivatives and foreign exchange gains on our debt.
Summary Financial Highlights

	Q3	Q2	Q3
	2010	2010	2009
	(in millions of Euros, except where otherwise stated)
Pulp revenues	€224.7	€228.3	€145.9
Energy revenues	9.7	11.9	10.4
Operating income (loss)	51.4	47.9	(0.5)
Operating EBITDA	65.5	62.1	13.0
Gain (loss) on derivative instruments	0.5	(4.5)	(3.3)
Foreign exchange gain (loss) on debt	9.9	(9.4)	3.8
Income tax benefit (provision)	7.2	(1.3)	0.1
Net income (loss) attributable to common shareholders	46.1	12.4	(14.1)
Net income (loss) per share attributable to common shareholders
Basic	€1.17	€0.34	€(0.39)
Diluted	€0.82	€0.23	€(0.39)
Common shares outstanding as at the end of the periods indicated	42,029,660	36,551,325	36,443,487

Summary Operating Highlights

	Q3	Q2	Q3
	2010	2010	2009
Pulp Production (‘000 ADMTs)	380.9	359.7	345.8
Scheduled Production Downtime (‘000 ADMTs)	8.3	17.0	35.4
Pulp Sales (‘000 ADMTs)	344.8	365.0	361.6
NBSK pulp list price in Europe ($/ADMT)	980	957	693
NBSK pulp list price in Europe (€/ADMT)	758	752	485
Average pulp sales realizations (€/ADMT)	642	618	397
Energy Production (‘000 MWh)	330.8	382.5	354.4
Energy Sales (‘000 MWh)	119.1	144.2	121.8
Average Spot Currency Exchange Rates:
€ / $(1)	0.7729	0.7865	0.6989
C$ / $(1)	1.0385	1.0277	1.0972
C$ / €(2)	1.3438	1.3073	1.5694

(1)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

(2)	Average Bank of Canada noon spot rate over the reporting period.
President’s Comments
Mr. Jimmy S.H. Lee, President and Chairman, stated: “The current quarter was a strong quarter as Operating EBITDA and net income increased to record levels, despite scheduled maintenance downtime at our Rosenthal mill.”
Mr. Lee continued: “Although pulp prices were overall generally flat in the third quarter, they remained at near record levels. List prices in Europe at the end of the quarter were approximately $980 per ADMT and list prices in North America and China were approximately $990 and $820 per ADMT, respectively.”
Mr. Lee added: “Our mills continued to perform well in the third quarter with our Stendal and Celgar mills both achieving record pulp production in the period. Additionally, our planned 12-day annual shutdown at our Rosenthal mill was completed in nine days.”
Mr. Lee added: “We are very pleased to have completed the Celgar Energy Project at the end of September. We currently have approximately C$4.1 million (€2.9 million) in construction-related holdbacks that we expect to receive in early 2011 under the federal Green Transformation Program. Additionally, we recently received confirmation from B.C. Hydro of commercial operating status for our Celgar Energy Project and that all sales of power generated at the mill will be priced at higher bio-energy rates retroactively from September 28, 2010 onwards. Consequently, we expect energy sales from our Celgar mill to increase materially beginning in the fourth quarter.”

Mr. Lee continued: “In the current quarter, net cash flow provided by operations significantly increased to €38.8 million from €5.3 million in the comparative quarter of 2009 and €17.2 million in the second quarter of 2010. In the current quarter, a build in inventories used cash of €26.0 million, primarily as a result of higher prices, a seasonal build up in fiber supply and certain orders slipping into the fourth quarter. At September 30, 2010, cash and cash equivalents and working capital had increased to €85.1 million and €176.8 million, respectively, from €51.3 million and €99.2 million, respectively, at the end of 2009.”
Mr. Lee concluded: “With our mills running near record levels and no scheduled downtime in the last quarter of 2010, we are well positioned to continue to take advantage of historically strong NBSK pulp prices. Additionally, we anticipate that the sales of surplus energy with the completion of the Celgar Energy Project should provide us with a new, stable revenue source unrelated to pulp pricing. Although there may be some short-term softness in NBSK pulp resulting from the start up of a previously closed NBSK mill and increased hardwood pulp capacity, we believe that steady demand in Europe and North America along with improving Chinese demand and relatively low NBSK pulp inventory levels should result in a reasonably favorable outlook for prices in the medium-term.”
Three Months Ended September 30, 2010 Compared to Three Months Ended September 30, 2009
Pulp revenues for the three months ended September 30, 2010 increased by approximately 54% to €224.7 million from €145.9 million in the comparative period of 2009, due to significantly higher pulp prices and a stronger U.S. dollar relative to the Euro. Revenues from the sale of excess energy decreased slightly to €9.7 million in the third quarter from €10.4 million in the same quarter last year, primarily due to Rosenthal’s scheduled turbine maintenance. During the current quarter, the Rosenthal mill had nine days of downtime for scheduled maintenance and its turbine was down for an additional 51 days of maintenance. During this 51-day period, the Rosenthal mill produced pulp at capacity but purchased energy instead of selling surplus energy.
Pulp production increased to 380,894 ADMTs in the current quarter from 345,833 ADMTs in the same quarter of 2009, primarily due to record levels of production at our Celgar and Stendal mills, partially offset by nine days (approximately 8,000 ADMTs) of scheduled maintenance downtime at our Rosenthal mill. In the comparative quarter of 2009, we had 30 days (approximately 35,000 ADMTs) of scheduled maintenance downtime at our German mills.
Pulp sales volume decreased to 344,777 ADMTs in the current quarter from 361,627 ADMTs in the comparative period of 2009, primarily due to certain orders slipping into the fourth quarter of 2010. Average pulp sales realizations increased by 62% to €642 per ADMT in the third quarter of 2010, compared to €397 per ADMT in the same period last year, primarily due to significantly higher pulp prices and a stronger U.S. dollar relative to the Euro during the current quarter.

Costs and expenses in the third quarter of 2010 increased to €183.0 million from €156.7 million in the comparative period of 2009, primarily due to higher fiber costs and higher energy costs resulting from the turbine maintenance at the Rosenthal mill.
On average, our overall fiber costs in the current quarter of 2010 increased by approximately 32% from the same period in 2009, primarily due to higher fiber costs at our German mills, which increased due to stronger demand from the European board industry, and continuing weak lumber markets which resulted in low timber harvesting rates and reduced availability of wood residuals in Germany.
For the third quarter of 2010, we recorded operating income of €51.4 million, compared to an operating loss of €0.5 million in the comparative quarter of 2009 primarily due to significantly improved pulp prices and a stronger U.S. dollar relative to the Euro.
Interest expense in the third quarter of 2010 increased slightly to €17.8 million from €16.1 million in the comparative quarter of 2009 due to the accretion expense related to the exchange of our convertible notes, which was partially offset by reduced levels of debt associated with our Stendal mill.
Our Stendal mill recorded an unrealized gain of €0.5 million on the mark to market of its interest rate derivatives in the current quarter, compared to an unrealized loss of €3.3 million in the same quarter of last year. We recorded a foreign exchange gain on our debt of €9.9 million in the third quarter of 2010 compared to a foreign exchange gain of €3.8 million in the same period last year.
In the third quarter of 2010, the noncontrolling shareholder’s interest in the Stendal mill’s income was €5.1 million, compared to a loss of €1.9 million in the same quarter last year.
During the quarter, we recorded approximately €7.2 million of net tax recoveries, compared to a nominal net tax recovery of approximately €0.1 million in the same period last year.

In the third quarter of 2010, Operating EBITDA increased to €65.5 million from €13.0 million in the third quarter of 2009 and €62.1 million in the second quarter of 2010. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.
Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA, see page 8 of the financial tables included in this press release.
We reported net income attributable to common shareholders of €46.1 million, or €1.17 per basic share and €0.82 per diluted share, for the third quarter of 2010 which included aggregate non-cash, unrealized gains of €10.4 million on the Stendal interest rate derivatives and the foreign exchange effect on our debt. In the third quarter of 2009, we reported a net loss attributable to common shareholders of €14.1 million, or €0.39 per basic and diluted share, which included a net non-cash, unrealized gain of €0.5 million on the Stendal interest rate derivatives and the foreign exchange effect on our debt.
Nine Months Ended September 30, 2010 Compared to Nine Months Ended September 30, 2009
Pulp revenues for the nine months ended September 30, 2010 increased by approximately 48% to €624.1 million from €422.4 million in the comparative period of 2009, primarily due to significantly higher pulp prices and a stronger U.S. dollar relative to the Euro. Revenues from the sale of excess energy decreased slightly to €30.8 million from €32.3 million in the same period last year, primarily due to scheduled turbine maintenance at our Rosenthal mill.
Operating EBITDA significantly increased to €159.4 million in the first nine months of 2010 from €17.9 million in the nine months ended September 30, 2009. See the discussion of our results for the third quarter of 2010 for additional information relating to Operating EBITDA and page 8 of the financial tables for a reconciliation to net income (loss) attributable to common shareholders.

We reported net income attributable to common shareholders of €51.0 million, or €1.36 per basic and €0.93 per diluted share, for the first nine months of 2010 which included aggregate non-cash, unrealized losses of €15.2 million on the Stendal interest derivatives and the foreign exchange effect on our debt. In the nine months ended September 30, 2009, we reported a net loss attributable to common shareholders of €64.9 million, or €1.79 per basic and diluted share, which included a net non-cash unrealized loss of €6.4 million on the Stendal interest rate derivatives and the foreign exchange effect on our debt.
Liquidity and Capital Resources
The following table is a summary of selected financial information as at the dates indicated:

	September 30,	December 31,
	2010	2009
	(in thousands)
Financial Position
Cash and cash equivalents	€85,126	€51,291
Receivables	101,920	71,143
Inventories	112,385	72,629
Prepaid expenses and other	11,986	5,871
Total current assets	311,417	200,934
Total current liabilities	134,666	101,784
Working capital	176,751	99,150
As at September 30, 2010, we had approximately C$10.0 million and €26.4 million available under our Celgar and Rosenthal facilities, respectively. As at September 30, 2010, approximately €500.7 million was outstanding under our Stendal mill’s loan facility.
Earnings Release Call
In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Tuesday, November 2, 2010 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived through December 2, 2010, over the Internet at http://investor.shareholder.com/media/eventdetail.cfm?eventid=87619&CompanyID=MERC&e=1&mediaKey=1AE35D7DABC3ECD95E2779DA87354812 or through a link on the Company’s News/Financial page at http://www.mercerint.com/s/NewsReleases.asp. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until November 9, 2010 at 11:59 PM (Eastern Standard Time). The replay number is (800) 642-1687 for domestic callers or (706) 645-9291 for international callers, and the passcode is 19824459.
Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward-looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Chairman & President (604) 684-1099 David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099	FD Investors/Media: Eric Boyriven, Alexandra Tramont (212) 850-5600
-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands of Euros)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	€85,126	€51,291
Receivables	101,920	71,143
Inventories	112,385	72,629
Prepaid expenses and other	11,986	5,871

Total current assets	311,417	200,934

Long-term assets
Property, plant and equipment	851,736	868,558
Deferred note issuance and other	6,941	8,186
Deferred income tax	12,990	3,426
Note receivable	1,723	2,727

	873,390	882,897

Total assets	€1,184,807	€1,083,831

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€108,130	€85,185
Pension and other post-retirement benefit obligations	608	567
Debt	25,928	16,032

Total current liabilities	134,666	101,784

Long-term liabilities
Debt	790,750	813,142
Unrealized interest rate derivative losses	63,396	52,873
Pension and other post-retirement benefit obligations	19,581	17,902
Capital leases and other	10,558	12,157

	884,285	896,074

Total liabilities	€1,018,951	€997,858

EQUITY
Shareholders’ equity
Share capital	216,791	202,844
Paid-in capital	(4,929)	(6,082)
Retained earnings (deficit)	(46,245)	(97,235)
Accumulated other comprehensive income (loss)	26,211	23,695

Total shareholders’ equity	191,828	123,222

Noncontrolling interest (deficit)	(25,972)	(37,249)

Total equity	165,856	85,973

Total liabilities and equity	€1,184,807	€1,083,831

(1)

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of Euros, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues
Pulp	€224,697	€145,857	€624,111	€422,412
Energy	9,721	10,374	30,783	32,275

	234,418	156,231	654,894	454,687
Costs and expenses
Operating costs	162,293	136,566	470,977	417,596
Operating depreciation and amortization	13,987	13,385	41,817	40,325

	58,138	6,280	142,100	(3,234)
Selling, general and administrative expenses	6,894	6,620	24,944	19,797
Purchase (sale) of emission allowances	(167)	153	(167)	(389)

Operating income (loss)	51,411	(493)	117,323	(22,642)

Other income (expense)
Interest expense	(17,820)	(16,085)	(51,141)	(48,953)
Investment income (loss)	93	20	304	(3,044)
Foreign exchange gain (loss) on debt	9,927	3,779	(4,675)	4,533
Gain (loss) on extinguishment of convertible notes	—	—	(929)	—
Gain (loss) on derivative instruments	485	(3,327)	(10,523)	(10,889)

Total other income (expense)	(7,315)	(15,613)	(66,964)	(58,353)

Income (loss) before income taxes	44,096	(16,106)	50,359	(80,995)
Income tax benefit (provision) — current	(2,227)	(13)	(3,750)	(127)
— deferred	9,382	70	9,382	4,989

Net income (loss)	51,251	(16,049)	55,991	(76,133)
Less: net loss (income) attributable to noncontrolling interest	(5,116)	1,937	(5,001)	11,195

Net income (loss) attributable to common shareholders	€46,135	€(14,112)	€50,990	€(64,938)

Net income (loss) per share attributable to common shareholders
Basic	€1.17	€(0.39)	€1.36	€(1.79)

Diluted	€0.82	€(0.39)	€0.93	€(1.79)

(2)

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands of Euros, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Cash flows from (used in) operating activities
Net income (loss) attributable to common shareholders	€46,135	€(14,112)	€50,990	€(64,938)
Adjustments to reconcile net income (loss) attributable to common shareholders to cash flows from operating activities
Loss (gain) on derivative instruments	(485)	3,327	10,523	10,889
Foreign exchange (gain) loss on debt	(9,927)	(3,779)	4,675	(4,533)
Loss (gain) on extinguishment of convertible notes	—	—	929	—
Depreciation and amortization	14,055	13,447	42,052	40,518
Accretion expense (income)	1,111	—	2,056	—
Noncontrolling interest	5,116	(1,937)	5,001	(11,195)
Deferred income taxes	(9,382)	(70)	(9,382)	(4,989)
Stock compensation expense	540	383	1,273	376
Pension and other post-retirement expense, net of funding	96	314	428	291
Inventory provisions	—	—	—	4,587
Other	989	777	2,836	(1,198)
Changes in current assets and liabilities
Receivables	19,591	4,455	(26,351)	29,163
Inventories	(26,005)	2,398	(36,988)	29,923
Accounts payable and accrued expenses	1,814	1,695	15,146	9,635
Other	(4,883)	(1,597)	(5,477)	(963)

Net cash from (used in) operating activities	38,765	5,301	57,711	37,566

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(8,484)	(3,994)	(28,876)	(19,535)
Proceeds on sale of property, plant and equipment	28	111	577	343
Cash, restricted	—	3,531	—	13,000
Notes receivable	216	333	711	574

Net cash from (used in) investing activities	(8,240)	(19)	(27,588)	(5,618)

Cash flows from (used in) financing activities
Repayment of notes payable and debt	(6,211)	(18,249)	(14,477)	(26,499)
Repayment of capital lease obligations	(638)	(910)	(2,245)	(2,128)
Proceeds from borrowings of notes payable and debt	—	1,869	856	11,869
Proceeds from (repayment of) credit facilities, net	(4,057)	—	1,493	(5,550)
Proceeds from government grants	6,778	546	17,337	546
Payment of deferred note issuance costs	—	—	—	(1,969)

Net cash from (used in) financing activities	(4,128)	(16,744)	2,964	(23,731)

Effect of exchange rate changes on cash and cash equivalents	(3,416)	637	748	606

Net increase (decrease) in cash and cash equivalents	22,981	(10,825)	33,835	8,823
Cash and cash equivalents, beginning of period	62,145	62,100	51,291	42,452

Cash and cash equivalents, end of period	€85,126	€51,275	€85,126	€51,275

(3)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheets
(Unaudited)
(In thousands of Euros)
The terms of the indenture governing our 9.25% senior unsecured notes require that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three and nine months ended September 30, 2010 and 2009, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	September 30, 2010
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€48,411	€36,715	€—	€85,126
Receivables	51,792	50,128	—	101,920
Inventories	68,257	44,128	—	112,385
Prepaid expenses and other	6,479	5,507	—	11,986

Total current assets	174,939	136,478	—	311,417

Property, plant and equipment	363,758	487,978	—	851,736
Deferred note issuance and other	2,608	4,333	—	6,941
Deferred income tax	12,990	—	—	12,990
Due from unrestricted group	78,177	—	(78,177)	—
Note receivable	1,723	—	—	1,723

Total assets	€634,195	€628,789	€(78,177)	€1,184,807

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€64,669	€43,461	€—	€108,130
Pension and other post-retirement benefit obligations	608	—	—	608
Debt	2,761	23,167	—	25,928

Total current liabilities	68,038	66,628	—	134,666

Debt	282,335	508,415	—	790,750
Due to restricted group	—	78,177	(78,177)	—
Unrealized interest rate derivative losses	—	63,396	—	63,396
Pension and other post-retirement benefit obligations	19,581	—	—	19,581
Capital leases and other	6,616	3,942	—	10,558

Total liabilities	376,570	720,558	(78,177)	1,018,951

EQUITY
Total shareholders’ equity (deficit)	257,625	(65,797)	—	191,828
Noncontrolling interest (deficit)	—	(25,972)	—	(25,972)

Total liabilities and equity	€634,195	€628,789	€(78,177)	€1,184,807

(4)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheets
(Unaudited)
(In thousands of Euros)

	December 31, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€20,635	€30,656	€—	€51,291
Receivables	34,588	36,555	—	71,143
Inventories	52,897	19,732	—	72,629
Prepaid expenses and other	3,452	2,419	—	5,871

Total current assets	111,572	89,362	—	200,934

Property, plant and equipment	362,311	506,247	—	868,558
Deferred note issuance and other	3,388	4,798	—	8,186
Deferred income tax	3,426	—	—	3,426
Due from unrestricted group	72,553	—	(72,553)	—
Note receivable	2,727	—	—	2,727

Total assets	€555,977	€600,407	€(72,553)	€1,083,831

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€51,875	€33,310	€—	€85,185
Pension and other post-retirement benefit obligations	567	—	—	567
Debt	2,115	13,917	—	16,032

Total current liabilities	54,557	47,227	—	101,784

Debt	276,604	536,538	—	813,142
Due to restricted group	—	72,553	(72,553)	—
Unrealized interest rate derivative losses	—	52,873	—	52,873
Pension and other post-retirement benefit obligations	17,902	—	—	17,902
Capital leases and other	6,667	5,490	—	12,157

Total liabilities	355,730	714,681	(72,553)	997,858

EQUITY
Total shareholders’ equity (deficit)	200,247	(77,025)	—	123,222
Noncontrolling interest (deficit)	—	(37,249)	—	(37,249)

Total liabilities and equity	€555,977	€600,407	€(72,553)	€1,083,831

(5)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Unaudited)
(In thousands of Euros)

	Three Months Ended September 30, 2010
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€123,518	€101,179	€—	€224,697
Energy	1,535	8,186	—	9,721

	125,053	109,365	—	234,418

Operating costs	91,528	70,765	—	162,293
Operating depreciation and amortization	7,514	6,473	—	13,987
Selling, general and administrative expenses and other	3,221	3,506	—	6,727

	102,263	80,744	—	183,007

Operating income (loss)	22,790	28,621	—	51,411

Other income (expense)
Interest expense	(8,796)	(10,213)	1,189	(17,820)
Investment income (loss)	1,246	36	(1,189)	93
Foreign exchange gain (loss) on debt	9,927	—	—	9,927
Gain (loss) on derivative instruments	—	485	—	485

Total other income (expense)	2,377	(9,692)	—	(7,315)

Income (loss) before income taxes	25,167	18,929	—	44,096
Income tax benefit (provision)	8,849	(1,694)	—	7,155

Net income (loss)	34,016	17,235	—	51,251
Less: net (income) loss attributable to noncontrolling interest	—	(5,116)	—	(5,116)

Net income (loss) attributable to common shareholders	€34,016	€12,119	€—	€46,135

	Three Months Ended September 30, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€79,213	€66,644	€—	€145,857
Energy	3,201	7,173	—	10,374

	82,414	73,817	—	156,231

Operating costs	78,136	58,430	—	136,566
Operating depreciation and amortization	6,816	6,569	—	13,385
Selling, general and administrative expenses and other	4,048	2,725	—	6,773

	89,000	67,724	—	156,724

Operating income (loss)	(6,586)	6,093	—	(493)

Other income (expense)
Interest expense	(6,546)	(10,674)	1,135	(16,085)
Investment income (loss)	1,112	43	(1,135)	20
Foreign exchange gain (loss) on debt	3,779	—	—	3,779
Gain (loss) on derivative instruments	—	(3,327)	—	(3,327)

Total other income (expense)	(1,655)	(13,958)	—	(15,613)

Income (loss) before income taxes	(8,241)	(7,865)	—	(16,106)
Income tax benefit (provision)	108	(51)	—	57

Net income (loss)	(8,133)	(7,916)	—	(16,049)
Less: net (income) loss attributable to noncontrolling interest	—	1,937	—	1,937

Net income (loss) attributable to common shareholders	€(8,133)	€(5,979)	€—	€(14,112)

(6)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Unaudited)
(In thousands of Euros)

	Nine Months Ended September 30, 2010
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€354,775	€269,336	€—	€624,111
Energy	8,750	22,033	—	30,783

	363,525	291,369	—	654,894

Operating costs	269,063	201,914	—	470,977
Operating depreciation and amortization	22,355	19,462	—	41,817
Selling, general and administrative expenses and other	14,792	9,985	—	24,777

	306,210	231,361	—	537,571

Operating income (loss)	57,315	60,008	—	117,323

Other income (expense)
Interest expense	(24,073)	(30,593)	3,525	(51,141)
Investment income (loss)	3,770	59	(3,525)	304
Foreign exchange gain (loss) on debt	(4,675)	—	—	(4,675)
Gain (loss) on extinguishment of convertible notes	(929)	—	—	(929)
Gain (loss) on derivative instruments	—	(10,523)	—	(10,523)

Total other income (expense)	(25,907)	(41,057)	—	(66,964)

Income (loss) before income taxes	31,408	18,951	—	50,359
Income tax benefit (provision)	8,354	(2,722)	—	5,632

Net income (loss)	39,762	16,229	—	55,991
Less: net (income) loss attributable to noncontrolling interest	—	(5,001)	—	(5,001)

Net income (loss) attributable to common shareholders	€39,762	€11,228	€—	€50,990

	Nine Months Ended September 30, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€230,672	€191,740	€—	€422,412
Energy	11,162	21,113	—	32,275

	241,834	212,853	—	454,687

Operating costs	232,364	185,232	—	417,596
Operating depreciation and amortization	20,408	19,917	—	40,325
Selling, general and administrative expenses and other	10,665	8,743	—	19,408

	263,437	213,892	—	477,329

Operating income (loss)	(21,603)	(1,039)	—	(22,642)

Other income (expense)
Interest expense	(20,775)	(31,543)	3,365	(48,953)
Investment income (loss)	3,262	(2,941)	(3,365)	(3,044)
Foreign exchange gain (loss) on debt	4,533	—	—	4,533
Gain (loss) on derivative instruments	—	(10,889)	—	(10,889)

Total other income (expense)	(12,980)	(45,373)	—	(58,353)

Income (loss) before income taxes	(34,583)	(46,412)	—	(80,995)
Income tax benefit (provision)	(833)	5,695	—	4,862

Net income (loss)	(35,416)	(40,717)	—	(76,133)
Less: net (income) loss attributable to noncontrolling interest	—	11,195	—	11,195

Net income (loss) attributable to common shareholders	€(35,416)	€(29,522)	€—	€(64,938)

(7)

MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Net income (loss) attributable to common shareholders	€46,135	€(14,112)	€50,990	€(64,938)
Net income (loss) attributable to noncontrolling interest	5,116	(1,937)	5,001	(11,195)
Income taxes (benefits)	(7,155)	(57)	(5,632)	(4,862)
Interest expense	17,820	16,085	51,141	48,953
Investment (income) loss	(93)	(20)	(304)	3,044
Foreign exchange (gain) loss on debt	(9,927)	(3,779)	4,675	(4,533)
Loss (gain) on extinguishment of convertible notes	—	—	929	—
Loss (gain) on derivative financial instruments	(485)	3,327	10,523	10,889

Operating income (loss)	51,411	(493)	117,323	(22,642)
Add: Depreciation and amortization	14,055	13,447	42,052	40,518

Operating EBITDA(1)	€65,466	€12,954	€159,375	€17,876

(1)
Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Restricted Group
Net income (loss) attributable to common shareholders(1)	€34,016	€(8,133)	€39,762	€(35,416)
Income taxes (benefits)	(8,849)	(108)	(8,354)	833
Interest expense	8,796	6,546	24,073	20,775
Investment (income) loss	(1,246)	(1,112)	(3,770)	(3,262)
Foreign exchange (gain) loss on debt	(9,927)	(3,779)	4,675	(4,533)
Loss on extinguishment of convertible notes	—	—	929	—

Operating income (loss)	22,790	(6,586)	57,315	(21,603)
Add: Depreciation and amortization	7,582	6,878	22,590	20,601

Operating EBITDA(2)	€30,372	€292	€79,905	€(1,002)

(1)	For the Restricted Group, net income (loss) attributable to common shareholders and net income (loss) are the same.

(2)
Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

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(8)